                    COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

                                  Exhibit 11

                       Computation of Per Share Earnings

                 Years ended December 31, 1996, 1995 and 1994

                   (In thousands, except per share amounts)


                                                            1996             1995              1994
                                                        -------------    -------------    ------------
Primary earnings per common share
---------------------------------
Net earnings                                             $    30,471      $    20,670      $    14,659
Preferred stock dividend                                        (900)          (1,200)            (450)
                                                         -----------      -----------      -----------
                                                         $    29,571      $    19,470      $    14,209
                                                         ===========      ===========      ===========

Average common shares outstanding                             44,615           35,857           33,091
Average common share equivalents                               2,674            2,592            2,623
                                                         -----------      -----------      -----------

Average number of common shares and
    common share equivalents outstanding                      47,289           38,449           35,714
                                                         ===========      ===========      ===========

Primary earnings per common share                        $       .63      $       .51      $       .40
                                                         ===========      ===========      ===========

Fully diluted earnings per common share
---------------------------------------
Primary net earnings                                          30,471           20,670           14,659
Preferred stock dividend                                                                          (450)
Interest expense, net of income tax expense                       92              846            1,000
                                                         -----------      -----------      -----------
                                                         $    30,563      $    21,516      $    15,209
                                                         ===========      ===========      ===========

Average number of common shares outstanding                   44,615           35,857           33,091
Average common share equivalents outstanding                   2,832            6,536            2,623
Additional shares issuable                                     2,603            6,908            8,409
                                                         -----------      -----------      -----------

Average number of common shares
    assuming full dilution                                    50,050           49,301           44,123
                                                         ===========      ===========      ===========

Fully diluted earnings per common share                  $       .61     $        .44      $       .34
                                                         ===========      ===========      ===========